EXHIBIT 10.61
2013 PERFORMANCE GOALS FOR
CEO SHORT-TERM INCENTIVE BONUS

Performance Criteria	Goals and Minimum and Maximum Thresholds	Allocation of Target Amount ($) (1)
San Jose Water Company Return on Equity for the 2013 Fiscal Year	Target Goal: 9.45% Minimum Threshold: 7.00% Maximum Goal: At least 11.00%	$54,167
Compliance (Environmental) (2)	Maximum Goal: No material water quality or environmental violations (Goal and Minimum Threshold are not applicable).	$54,167
San Jose Water Company Operational Goals	Target Goal: Achieve 80% of identified key water industry objectives measured primarily in terms of service, reliability and efficiency. Minimum Threshold: Achieve 70% of identified water industry objectives. Maximum Goal: Achieve 90% of identified key water industry objectives.	$54,166

1)
The target 2013 annual cash bonus amount is equal to $162,500, which is 25 percent of Mr. Roth’s 2013 base salary per his employment agreement. The actual bonus attributable to each performance goal may range from 0 to 150 percent of the portion of the target bonus amount allocated to that goal. Based on the Committee determination of the level of achievement of each performance goal, the amount payable with respect to that goal will be as follows:

•	If the goal is attained at target level, 100 percent of the allocated amount will be paid.

•	If the goal is only attained at the minimum level, then 50 percent of the allocated amount will be paid.

•	If the goal is attained at or above maximum level, then 150 percent of the allocated amount will be paid.

•
Should the actual level of attainment of any such performance goal be between two of the designated levels, then the bonus potential with respect to that goal will be interpolated on a straight-line basis.

2)
“No material water quality or environmental violations” means the absence of citations with material fines issued by state or federal environmental regulators in the performance year in connection with violations which occurred in the performance year. A material fine will be deemed to occur if the amount of the fine exceeds $25,000 in any one instance or $100,000 in the aggregate for the year.